        As filed with the Securities and Exchange Commission on January __, 2002
                                                    Registration No.  333-______
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                                  ------------

                                 VERISIGN, INC.
             (Exact name of registrant as specified in its charter)

                            487 East Middlefield Road
                         Mountain View, California 94043
                                 (650) 961-7500
                    (Address of principal executive offices)

              Delaware                                          94-3221585
  (State or other jurisdiction of                            (I.R.S. employer
   incorporation or organization)                         identification number)
                                       ---------------

                                     Stratton D. Sclavos
                             President and Chief Executive Officer
                                         VeriSign, Inc.
                                    487 East Middlefield Road
                                 Mountain View, California 94043
                                          (650) 961-7500

     (Name, address, including zip code and telephone number, including area code of agent for service)
                                       ---------------
                                         Copies to:
                                  Edwin M. Martin, Jr., Esq.
                               Piper Marbury Rudnick & Wolfe LLP
                                    1200 19/th/ Street, NW
                                     Washington, DC 20036
                                        (202) 861-3900
                                       ---------------

Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]___________
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

                                    CALCULATION OF REGISTRATION FEE
======================================================================================================

 Title of Each Class of Securities To Be Registered   Proposed Maximum Aggregate      Amount of
                                                         Offering Price (1)(2)     Registration Fee
-------------------------------------------------------------------------------------------------------
      Common Stock, par value $0.001 per share
                                                             $340,000,000               $81,260
=======================================================================================================

(1) The Registrant is registering for resale shares of its common stock to be issued in connection with an acquisition.

(2) Estimated pursuant to Rule 457(o) solely for the purpose of calculating the registration fee.

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until this registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                              SUBJECT TO COMPLETION

                             PRELIMINARY PROSPECTUS

                                January __, 2002

                              _____________ SHARES

                                 VERISIGN, INC.

                                  COMMON STOCK

                                  ____________

     This prospectus relates to the resale, from time to time, of up to _______________ shares of our common stock by the selling shareholders, listed on page 25. Information on the selling shareholders and the times and manner in which they may offer and sell shares of our common stock under this prospectus is provided under "Selling Shareholders" and "Plan of Distribution" in this prospectus. We will not receive any of the proceeds from the sale of these shares by the selling shareholders.

     Our common stock is traded on the Nasdaq National Market under the symbol "VRSN". On January __, 2002, the closing price of one share of our common stock was $____.

     Investing in our common stock involves a high degree of risk. You should carefully read and consider the risk factors beginning on page 3.

                              ____________________

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----
VeriSign .................................................................    2

Risk Factors .............................................................    3

Forward-Looking Statements ...............................................   24

Use of Proceeds ..........................................................   25

Selling Shareholders .....................................................   25

Plan of Distribution .....................................................   26

Legal Matters ............................................................   28

Experts ..................................................................   28

Where You Can Find More Information ......................................   28

                                    VERISIGN

         VeriSign is a leading provider of trusted infrastructure services to website owners, enterprises, electronic commerce service providers and individuals. Our domain name registration, digital certificate, global registry and payment services provide the critical web identity, authentication and transaction infrastructure that online businesses need to establish their web identities and to conduct secure e-commerce and communications. Our services support businesses and consumers from the moment they first establish an Internet presence through the entire lifecycle of e-commerce activities. Our core authentication service offerings were established as the cornerstone of the business in 1995 with the introduction of website digital certificates. Through our secure online infrastructure we sell our website digital certificates to online businesses, large enterprises, government agencies and other organizations. We also offer VeriSign OnSite, a managed service that allows an organization to leverage our trusted data processing infrastructure to develop and deploy customized digital certificate services for use by employees, customers and business partners.

         We market our payment services worldwide through multiple distribution channels, including the Internet, direct sales, telesales, value added resellers, and systems integrators. A significant portion of our payment services revenues to date has been generated through sales from our website, but we intend to continue to expand our direct sales force, both in the United States and abroad, and to continue to expand our other distribution channels.

         Our registry business, now VeriSign Global Registry Service, is the exclusive registry for second level domain names within the .com, .net and .org top-level domains under agreements with the Internet Corporation for Assigned Names and Numbers, or ICANN, and the Department of Commerce, or DOC. Internet domain names are unique identities that enable businesses, other organizations and individuals to communicate and conduct commerce on the Internet. As a registry, VeriSign Global Registry Service maintains the master directory of all second level domain names in the .com, .net and .org top-level domains. VeriSign Global Registry Service owns and maintains the shared registration system that allows all registrars, including our own, to enter new second level domain names into the master directory and to submit modifications, transfers, re-registrations and deletions for existing second level domain names. As of September 30, 2001, the VeriSign Global Registry Service had over 32 million domain names under management in its authoritative database of domain names ending in .com, .net and .org.

         Our web presence services business markets second level domain name registration services, through our registrar, and other value-added services that enable our customers to establish their identities on the web. As of September 30, 2001, our registrar had approximately 14.5 million domain names under management in the .com, .net and .org top-level domains.

         We were incorporated in Delaware in April 1995. Our principal executive offices are located at 487 East Middlefield Road, Mountain View, California 94043. Our telephone number is (650) 961-7500. VeriSign and the VeriSign logo are registered trademarks of VeriSign, Inc. On December 12, 2001, we completed our acquisition of Illuminet Holdings, Inc., a leading provider of advanced nationwide signaling and intelligent network services to the communications industry. This prospectus also contains trademarks of other companies and organizations. Our website is located at verisign.com. Information contained in our website is not part of this prospectus.

                                  RISK FACTORS

         This offering involves a high degree of risk. You should carefully consider the risks described below and the other information in this prospectus, including the information incorporated by reference, before deciding to invest in our common stock. If any of the risks described below materializes, our operating results and financial condition could be adversely affected and the trading price of our common stock could decline. References to "we", "us" or "our" refer to VeriSign, Inc. on a consolidated basis unless the context suggests otherwise.

Our limited operating history and dependence on our current business structure may result in significant fluctuations of our financial results.

         We were incorporated in April 1995, and began introducing our trusted infrastructure services in June 1995. In addition, we completed several acquisitions in 2000 and 2001. Therefore, we have only a limited operating history on which to base an evaluation of our consolidated business and prospects. Our success will depend on many factors, including, but not limited to, the following:

         . the successful integration of the acquired companies;

         . the rate and timing of the growth and use of Internet protocol, or IP, networks for electronic commerce and communications;

         . the timing and execution of individual contracts, particularly large contracts;

         . the extent to which digital certificates and domain names are used for these communications or electronic commerce;

         . the continued growth in the number of web sites;

         . the growth in demand for our payment services;

         . the continued evolution of electronic commerce as a viable means of conducting business;

         . the demand for our Internet infrastructure services, digital certificates and web presence services;

         . the competition for any of our services;

         . the perceived security of electronic commerce and communications over IP networks;

         . the perceived security of our services, technology, infrastructure and practices;

         . the significant lead times before a product or service begins generating revenues;

         . the varying rates at which telecommunications companies, telephony resellers and Internet service providers use our services;

         . the loss of customers through industry consolidation, or customer decisions to deploy in-house technology; and

         . our continued ability to maintain our current, and enter into additional, strategic relationships.


         To address these risks we must, among other things:

         . successfully market our Internet infrastructure services, digital certificates and our web presence services to new and existing customers;

         . attract, integrate, train, retain and motivate qualified personnel;

         . respond to competitive developments;

         . successfully introduce new Internet infrastructure services and web presence services; and

         . successfully introduce enhancements to our existing Internet infrastructure services, digital certificates and web presence services to address new technologies and standards and changing market conditions.

Our business depends on the future growth of the Internet and adoption and continued use of IP networks.

         Our future success substantially depends on the continued growth in the use of the Internet and IP networks. If the use of and interest in the Internet and IP networks does not continue to grow, our business would be harmed. To date, many businesses and consumers have been deterred from utilizing the Internet and IP networks for a number of reasons, including, but not limited to:

         . potentially inadequate development of network infrastructure;

         . security concerns, particularly for online payments, including the potential for merchant or user impersonation and fraud or theft of stored data and information communicated over IP networks;

         . privacy concerns, including the potential for third parties obtaining personally identifiable information about users to disclose or sell data without notice to or the consent of such users;

         . other security concerns such as attacks on popular websites by "hackers";

         . inconsistent quality of service;

         . lack of availability of cost-effective, high-speed systems and service;

         . limited number of local access points for corporate users;

         . inability to integrate business applications on IP networks;

         . the need to operate with multiple and frequently incompatible products;

         . government regulation; and

         . a lack of tools to simplify access to and use of IP networks.

         The widespread acceptance of the Internet and IP networks will require a broad acceptance of new methods of conducting business and exchanging information. Organizations that already have invested substantial resources in other methods of conducting business may be reluctant to adopt new methods. Also, individuals with established patterns of purchasing goods and services and effecting payments may be reluctant to change.

We may not be able to sustain our revenue growth and our near-term success depends, in part, on the growth of the web presence services business.

         We may not be able to sustain the revenue growth we have experienced in recent periods. In addition, past revenue growth may not be indicative of future operating results. If we do not successfully maintain our current position as a leading provider of domain name registration services or develop or market additional value-added web presence services and products, our business could be harmed.

         Our web presence services will account for a significant portion of our revenue in at least the near term. Our future success will depend largely on:

         . continued new domain name registrations;

         . re-registration rates of our customers;

         . our ability to maintain our current position as a leading registrar of domain names;

         . the successful development, introduction and market acceptance of new web presence services that address the demands of Internet users;

         . our ability to provide robust domain name registration systems; and

         . our ability to provide a superior customer service infrastructure for our web presence services.

Our failure to achieve or sustain market acceptance of our signaling and intelligent network services business at desired pricing levels could impact our ability to maintain profitability or positive cash flow.

         Competition and industry consolidation could result in significant pricing pressure and an erosion in our market share. Pricing pressure from competition could cause large reductions in the selling price of our services. For example, our competitors may provide customers with reduced communications costs for Internet access or private network services, reducing the overall cost of solutions and significantly increasing pricing pressures on us. We may not be able to offset the effects of any price reductions by increasing the number of our customers, generating higher revenues from enhanced services or reducing our costs. We believe that the business of providing network connectivity and related network services will likely see increased consolidation in the future. Consolidation could decrease selling prices and increase competition in these industries, which could erode our market share, revenues and operating margins.

Issues arising from implementing agreements with ICANN and the Department of Commerce could harm our registration business.

         The Department of Commerce, or DOC, has adopted a plan for a phased transition of the DOC's responsibilities for the domain name system to the Internet Corporation for Assigned Names and Numbers, or ICANN. We face risks from this transition, including the following:

         . ICANN could adopt or promote policies, procedures or programs that are unfavorable to our role in the registration of domain names or that are inconsistent with our current or future plans;

         . the DOC or ICANN could terminate our agreements to be the registry or a registrar in the .com, .net and .org top-level domains if they find that we are in violation of our agreements with them;

         . if our agreements to be the registry for the .com, .org or .net top-level domains, or a registrar for existing and new top-level domains are terminated, we may not be able to sustain the revenue growth we experienced in recent periods;

         . the terms of the registrar accreditation contract could change, as a result of an ICANN-adopted policy, in a manner that is unfavorable to us;

         . the DOC's or ICANN's interpretation of provisions of our agreements with either of them could differ from ours;

         . the DOC could revoke its recognition of ICANN, as a result of which the DOC would take the place of ICANN for purposes of the various agreements described above, and could take actions that are harmful to us;

         . ICANN has approved new top-level domains and we may not be permitted to act as a registrar with respect to some of those top-level domains;

         . the U.S. Government could refuse to transfer certain responsibilities for domain name system administration to ICANN due to security, stability or other reasons, resulting in fragmentation or other instability in domain name system administration; and

         . our registry business could face legal or other challenges resulting from the activities of registrars.

Challenges to ongoing privatization of Internet administration could harm our web presence services business.

         Risks we face from challenges by third parties, including other domestic and foreign governmental authorities, to our role in the ongoing privatization of the Internet include:

         . legal, regulatory or other challenges could be brought, including challenges to the agreements governing our relationship with the DOC or ICANN, or to the legal authority underlying the roles and actions of the DOC, ICANN or us;

         . Congress has held several hearings in which various issues about the domain name system and ICANN's practices have been raised and Congress could take action that is unfavorable to us;

         . Congress has issued a Conference Report directing the General
           Accounting Office to review the relationship between the DOC and ICANN and the adequacy of security arrangements under existing DOC cooperative agreements. An adverse report could cause Congress to take action that is unfavorable to us or the stability of the domain name system;

         . ICANN could fail to maintain its role, potentially resulting in instability in domain name system administration; and

         . some foreign governments and governmental authorities have in the past disagreed with, and may in the future disagree with, the actions, policies or programs of ICANN, the U.S. Government and us relating to the domain name system. These foreign governments or governmental authorities may take actions or adopt policies or programs that are harmful to our business.

Our quarterly operating results may fluctuate and our future revenues and profitability are uncertain.

     Our quarterly operating results have varied and may fluctuate significantly in the future as a result of a variety of factors, many of which are outside our control. These factors include the following:

     . continued market acceptance of our trusted infrastructure services;

     . the long sales and implementation cycles for, and potentially large order sizes of, some of our Internet trust services and the timing and execution of individual contracts;

     . volume of domain name registrations through our web presence services business and our Global Registry Service business;

     . customer renewal rates for our Internet infrastructure services and web presence services;

     . competition in the web presence services business from competing registrars and registries;

     . the introduction of additional alternative Internet naming systems;

     . the timing of releases of new versions of Internet browsers or other third-party software products and networking equipment that include our digital certificate service interface technology;

     . the mix of all our offered services sold during a quarter;

     . our success in marketing other Internet infrastructure services and web presence value-added services to our existing customers and to new customers;

     . continued development of our direct and indirect distribution channels, both in the U.S. and abroad;

     . market acceptance of our Internet infrastructure services and new service offerings or our competitors' products and services;

     . a decrease in the level of spending for IT related products and services by enterprise customers;


     . our ability to expand operations;

     . our success in assimilating the operations and personnel of and acquired businesses;

     . the amount and timing of expenditures related to expansion of our operations;

     . the seasonal fluctuations in consumer use of telecommunications network services;

     . the impact of price changes in our Internet infrastructure services and web presence services or our competitors' products and services; and

     . general economic and market conditions as well as economic and market conditions specific to IP network and Internet industries.

     In addition, we expect a significant increase in our operating expenses as we:

     . increase our sales and marketing operations and activities; and

     . continue to update our systems and infrastructure.

     If the increase in our expenses is not accompanied by a corresponding increase in our revenues, our operating results will suffer, particularly as revenues from many of our services are recognized ratably over the term of the service, rather than immediately when the customer pays for them, unlike our sales and marketing expenditures, which are expensed in full when incurred.

     Due to all of the above factors, our quarterly revenues and operating results are difficult to forecast. Therefore, we believe that period-to-period comparisons of our operating results will not necessarily be meaningful, and you should not rely upon them as an indication of future performance. Also, operating results may fall below our expectations and the expectations of securities analysts or investors in one or more future quarters. If this were to occur, the market price of our common stock would likely decline.

     In addition, the terrorist acts of September 11, 2001 have created an uncertain economic environment and we cannot predict the impact of these events, any subsequent terrorist acts or of any related military action, on our customers or business. We believe that, in light of these events, some businesses may curtail spending on information technology, which could also affect our quarterly results in the future.

Our industry is highly competitive and, if we do not compete effectively, we may suffer price reductions, reduced gross margins and loss of market share.

     We anticipate that the market for services that enable trusted and secure electronic commerce and communications over IP networks will remain intensely competitive. We compete with larger and smaller companies that provide products and services that are similar to some aspects of our Internet infrastructure services. Our competitors may develop new technologies in the future that are perceived as being more secure, effective or cost efficient than the technology underlying our trust services. We expect that competition will increase in the near term, and that our primary long-term competitors may not yet have entered the market.

     Increased competition could result in pricing pressures, reduced margins or the failure of our Internet trust services to achieve or maintain market acceptance, any of which could harm our business.

Several of our current and potential competitors have longer operating histories and significantly greater financial, technical, marketing and other resources. As a result, we may not be able to compete effectively.

     We face competition from large, well-funded regional providers of SS7 network services and related products, such as regional Bell operating companies, TSI and Southern New England Telephone, a unit of SBC Communication. The prepaid wireless account management and unregistered user services of National Telemanagement Corporation, a subsidiary of ours, faces competition from Boston Communications Group, Priority Call, InterVoice-Brite and TSI. We are also aware of major Internet service providers, software developers and smaller entrepreneurial companies that are focusing significant resources on developing and marketing products and services that will compete directly with ours.

     In connection with our first round of financing, RSA contributed certain technology to us and entered into a non-competition agreement with us under which RSA agreed that it would not compete with our certificate authority business for a period of five years. This non-competition agreement expired in April 2000. We believe that, because RSA, which is now a wholly-owned subsidiary of RSA Security, has already developed expertise in the area of cryptography, its barriers to entry would be lower than those that would be encountered by our other potential competitors should RSA choose to enter the digital certificate market. If RSA were to enter into the digital certificate market, our business could be materially harmed.

     Seven new top-level domain registries, .aero, .biz, .coop, .info, .museum, .name and .pro, are expected to begin accepting domain name registrations in the near future. Since we will not serve as a registry for these new top-level domains, we will not receive the annual registry fee for domain name registrations under these top-level domains. The commencement of registrations in these new top-level domains could have the effect of reduced demand for .com and .net domain name registrations. If the new top-level domains do reduce the demand for domain name registrations in .com and .net, our business could be materially harmed.

     The agreements among ICANN, the DOC, us and other registrars permit flexibility in pricing for and term of registrations. Our revenues, therefore, could be reduced due to pricing pressures, bundled service offerings and variable terms from our competitors. Some registrars and resellers in the .com,
 .net and .org top-level domains are already charging lower prices for web presence services in those domains. In addition, other entities are bundling, and may in the future bundle, domain name registrations with other products or services at reduced rates or for free.

We may face difficulties assimilating and may incur costs associated with our acquisition of Illuminet Holdings, Inc. and any other future acquisitions.

     We made several acquisitions in 2000 and 2001. We recently acquired Illuminet Holdings, Inc., which recently completed several acquisitions of its own. We could experience difficulty in integrating the personnel, products, technologies or operations of these companies and these difficulties could be compounded by the fact that Illuminet is facing similar integration issues. Assimilating acquired businesses involves a number of other risks, including, but not limited to:

     .    the potential disruption of our ongoing business;

     . the potential impairment of relationships with our employees, customers and strategic partners;

     .    unanticipated costs or the incurrence of unknown liabilities;

     . the need to manage more geographically-dispersed operations, such as our offices in Virginia, North Carolina, South Africa and Europe;

     . greater than expected costs and the diversion of management's resources from other business concerns involved in identifying, completing and integrating acquisitions;

     .    the inability to retain the employees of the acquired businesses;

     . adverse effects on existing customer relationships of acquired companies;

     . the difficulty of assimilating the operations and personnel of the acquired businesses;

     .    the potential incompatibility of business cultures;

     .    any perceived adverse changes in business focus;

     . entering into markets and acquiring technologies in areas in which we have little experience;

     . our inability to incorporate acquired technologies successfully into our Internet infrastructure and network services;

     . the need to incur debt, which may reduce our cash available for operations and other uses, or issue equity securities, which may dilute the ownership interests of our existing shareholders; and

     . the inability to maintain uniform standards, controls, procedures and policies.

     If we are unable to successfully address any of these risks for future acquisitions, our business could be harmed. Additionally, we are required under generally accepted accounting principles to review our intangible assets for impairment when events or changes in circumstances indicate the carrying value may not be recoverable. For example, there is risk that we may incur additional expenses associated with a write-off of a portion of goodwill and other intangible assets due to changes in market conditions, as was the case when we recorded a non-cash charge of $9.9 billion related to write downs of goodwill for stock-based acquisitions in the second quarter of 2001.

Our signaling and intelligent network services business depends on the acceptance of our SS7 network and the telecommunications market's continuing use of SS7 technology.

     Our future growth depends, in part, on the commercial success and reliability of our SS7 network, we recently acquired through our merger with Illuminet Holdings, Inc. Our SS7 network is a vital component of our intelligent network services, which have been an increasing source of revenue for Illuminet. Our signaling and intelligent network services business will suffer if our target customers do not use our SS7 network. Our future financial performance will also depend on the successful development, introduction and customer acceptance of new and enhanced SS7-based products and services. We are not certain that our target customers will choose our particular SS7 network solution or continue to use our SS7 network. In the future, we may not be successful in marketing our SS7 network or any new or enhanced products or services.

Our industry markets are new and evolving, and if these markets fail to develop or if our products are not widely accepted in these markets, our business could suffer.

     We target our Internet infrastructure services at the market for trusted and secure electronic commerce and communications over IP networks. This is a new and rapidly evolving market that may not continue to grow.

     Accordingly, the demand for our Internet infrastructure services is very uncertain. Even if the market for electronic commerce and communications over IP networks grows, our Internet infrastructure services may not be widely accepted. The factors that may affect the level of market acceptance of digital certificates and, consequently, our Internet infrastructure services include the following:

     . market acceptance of products and services based upon authentication technologies other than those we use;

     . public perception of the security of digital certificates and IP networks;

     . the ability of the Internet infrastructure to accommodate increased levels of usage; and

     . government regulations affecting electronic commerce and communications over IP networks.


     Even if digital certificates achieve market acceptance, our Internet infrastructure services may fail to address the market's requirements adequately. If digital certificates do not sustain or increase their acceptance, or if our Internet infrastructure services in particular do not achieve or sustain market acceptance, our business would be materially harmed.

     The network services industry is also characterized by rapid technological change and frequent new product and service announcements. Significant technological changes could make our technology obsolete. We must adapt to our rapidly changing market by continually improving the responsiveness, reliability and features of our network and by developing new network features, services and applications to meet changing customer needs. We cannot assure you that we will be able to adapt to these challenges or respond successfully or in a cost-effective way to adequately meet them. Our failure to do so would adversely affect our ability to compete and retain customers or market share. We sell our SS7 network products and services primarily to traditional telecommunications companies. Many emerging companies are providing convergent Internet protocol-based network services. Our future revenues and profits, if any, could depend upon our ability to provide products and services to these Internet protocol-based telephony providers.

If we encounter system interruptions or security breaches, we could be exposed to liability and our reputation and business could suffer.

     We depend on the uninterrupted operation of our various domain name registration systems, secure data centers and other computer and communication networks. Our systems and operations are vulnerable to damage or interruption from:

     . power loss, transmission cable cuts and other telecommunications failures;

     . damage or interruption caused by fire, earthquake, and other natural disasters;

     .    computer viruses or software defects; and

     . physical or electronic break-ins, sabotage, intentional acts of vandalism and other events beyond our control.

     Most of our systems are located at, and most of our customer information is stored in, our facilities in Mountain View, California and Kawasaki, Japan, both of which are susceptible to earthquakes, and Dulles and Herndon, Virginia. Though we have back-up power resources, our California locations are susceptible to electric power shortages similar to those experienced recently. All of our web presence services systems, including those used in our domain name registry and registrar business are located at our Dulles and Herndon, Virginia facilities. Any damage or failure that causes interruptions in any of these facilities or our other computer and communications systems could materially harm our business.

     In addition, our ability to issue digital certificates and register domain names depends on the efficient operation of the Internet connections from customers to our secure data centers and our various registration systems as well as from customers to our registrar and from our registrar and other registrars to the shared registration system. These connections depend upon efficient operation of web browsers, Internet service providers and Internet backbone service providers, all of which have had periodic operational problems or experienced outages in the past. Any of these problems or outages could decrease customer satisfaction.

     A failure in the operation of our various registration systems, our domain name zone servers, the domain name root servers or other events could result in deletion of one or more domain names from the Internet for a period of time. A failure in the operation of our shared registration system could result in the inability of one or more other registrars to register and maintain domain names for a period of time.

A failure in the operation or update of the master database that we maintain could result in deletion of one or more top-level domains from the Internet and the discontinuation of second-level domain names in those top-level domains for a period of time. The inability of our registrar systems, including our back office billing and collections infrastructure, and telecommunications systems to meet the demands of a large number of domain name registration requests and corresponding customer e-mails and telephone calls, including speculative, otherwise abusive and repetitive e-mail domain name registration and modification requests, could result in substantial degradation in our customer support service and our ability to process, bill and collect registration requests in a timely manner.

     We retain certain confidential customer information in our secure data centers and various registration systems. It is critical to our business strategy that our facilities and infrastructure remain secure and are perceived by the marketplace to be secure. Our domain name registration operations also depend on our ability to maintain our computer and telecommunications equipment in effective working order and to reasonably protect our systems against interruption and potentially depends on protection by other registrars in the shared registration system. The root zone servers and top-level domain name zone servers that we operate are critical hardware to our web presence operations. Therefore, we may have to expend significant time and money to maintain or increase the security of our facilities and infrastructure.

     Despite our security measures, our infrastructure may be vulnerable to physical break-ins, computer viruses, and attacks by hackers or similar disruptive problems. It is possible that we may have to expend additional financial and other resources to address such problems. Any physical or electronic break-ins or other security breaches or compromises of the information stored at our secure data centers and domain name registration systems may jeopardize the security of information stored on our premises or in the computer systems and networks of our customers. In such an event, we could face significant liability and customers could be reluctant to use our Internet infrastructure services and web presence services. Such an occurrence could also result in adverse publicity and therefore adversely affect the market's perception of the security of electronic commerce and communications over IP networks as well as of the security or reliability of our services.

We rely on a continuous power supply to conduct our operations, and California's recent energy crisis could disrupt our operations and increase our expenses.

     California has experienced an energy crisis that could disrupt our operations and increase our expenses. In the event of an acute power shortage, that is, when power reserves for the State of California fall below 1.5%, California has on some occasions implemented, and may in the future continue to implement, rolling blackouts throughout the state. If blackouts interrupt our power supply, we may be temporarily unable to operate. Any such interruption in our ability to continue operations could delay the development of our products.

     Future interruptions could damage our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in lost revenue, any of which could substantially harm our business and results of operations.

     Furthermore, the deregulation of the energy industry instituted in 1996 by the California government and shortages in wholesale electricity supplies have caused power prices to increase. If wholesale prices continue to increase, our operating expenses will likely increase, as our headquarters and many of our employees are based in California.

Some of our investments in other companies resulted in losses and may result in losses in the future.

     We have equity and debt investments in a number of companies. In most instances, these investments are in the form of equity and debt securities of private companies for which there is no public market. These companies are typically in the early stage of development and may be expected to incur substantial losses. Therefore, these companies may never become publicly traded companies. Even if they do, an active trading market for their securities may never develop and we may never realize any return on these investments. Further, if these companies are not successful, we could incur charges related to write-downs or write-offs of these types of assets. Due to the recent volatility in the stock market in general, and the market prices of securities of technology companies in particular, in the first quarter of 2001, we determined that the decline in value of some of our public and private equity security investments was other than temporary and recognized a loss of $74.7 million related to the decline in value of these investments. Due to the inherent risk associated with some of our investments, and in light of current stock market conditions, we may incur future losses on the sales, write-downs or write-offs of our investments.

The inability of our customers to successfully implement our signaling and network services with their existing systems could adversely affect our business.

     Significant technical challenges exist in our signaling and network services business because many of our customers:

     .    purchase and implement SS7 network services in phases;

     . deploy SS7 connectivity across a variety of telecommunication switches and routes; and

     . integrate our SS7 network with a number of legacy systems, third-party software applications and engineering tools.

     Customer implementation currently requires participation by our order management and our engineering and operations groups, each of which has limited resources. Some customers may also require us to develop costly customized features or capabilities, which increase our costs and consume a disproportionate share of our limited customer service and support resources. Also, we typically charge one-time flat rate fees for initially connecting a customer to our SS7 network and a monthly recurring flat rate fee after the connection is established. If new or existing customers have difficulty deploying our products or require significant amounts of our engineering service support, we may experience reduced operating margins. Our customers' ability to deploy our network services to their own customers and integrate them successfully within their systems depends on our customers' capabilities and the complexity involved. Difficulty in deploying those services could reduce our operating margins due to increased customer support and could cause potential delays in recognizing revenue until the services are implemented.

Our inability to introduce and implement technological changes in our industry could harm our business.

     The emerging nature of the Internet, digital certificate business, the domain name registration business and payment services business, and their rapid evolution, require us continually to improve the performance, features and reliability of our Internet infrastructure services and web presence services, particularly in response to competitive offerings. We must also introduce any new Internet infrastructure services and web presence services, as quickly as possible. The success of new Internet infrastructure services and web presence services depends on several factors, including proper new service definition and timely completion, introduction and market acceptance. We may not succeed in developing and marketing new Internet infrastructure services and web presence services that respond to competitive and technological developments and changing customer needs. This could harm our business.

Capacity limits on our technology and network hardware and software may be difficult to project and we may not be able to expand and upgrade our systems to meet increased use.

     As traffic from our telecommunication customers through our network increases, we will need to expand and upgrade our technology and network hardware and software. We may not be able to accurately project the rate of increase in usage on our network. In addition, we may not be able to expand and upgrade, in a timely manner, our systems and network hardware and software capabilities to accommodate increased traffic on our network. If we do not appropriately expand and upgrade our systems and network hardware and software, we may lose customers and revenues.

We have experienced significant growth in our business and our failure to manage this growth or any future growth could harm our business.

     Our historical growth has placed, and any further growth is likely to continue to place, a significant strain on our resources. We have grown from 26 employees at December 31, 1995 to over 2,500 employees at September 30, 2001, not including those from our non-wholly owned subsidiaries. In addition to internal growth, our employee base grew through acquisitions. We have also opened additional sales offices and have significantly expanded our operations, both in the U.S. and abroad, during this time period. To be successful, we will need to implement additional management information systems, continue the development of our operating, administrative, financial and accounting systems and controls and maintain close coordination among our executive, engineering, accounting, finance, marketing, sales and operations organizations. Any failure to manage growth effectively could harm our business.

We depend on key personnel to manage our business effectively.

     We depend on the performance of our senior management team and other key employees. Our success will also depend on our ability to attract, integrate, train, retain and motivate these individuals and additional highly skilled technical and sales and marketing personnel, both in the U.S. and abroad. There is intense competition for these personnel. In addition, our stringent hiring practices for some of our key personnel, which consist of background checks into prospective employees' criminal and financial histories, further limit the number of qualified persons for these positions.

         We have no employment agreements with any of our key executives that prevent them from leaving VeriSign at any time. In addition, we do not maintain key person life insurance for any of our officers or key employees other than our president and chief executive officer. The loss of the services of any of our senior management team or other key employees or failure to attract, integrate, train, retain and motivate additional key employees could harm our business.

We rely on third parties who maintain and control root zone servers and route Internet communications.

         We currently administer and operate only two of the 13 root zone servers. The others are administered and operated by independent operators on a volunteer basis. Because of the importance to the functioning of the Internet of these root zone servers, our global registry services business could be harmed if these volunteer operators fail to maintain these servers properly or abandon these servers, which would place additional capacity demands on the two root zone servers we operate.

         Further, our global registry services business could be harmed if any of these volunteer operators fails to include or provide accessibility to the data that it maintains in the root zone servers that it controls. In the event and to the extent that ICANN is authorized to set policy with regard to an authoritative root server system, as provided in our registry agreement with ICANN, it is required to ensure that the authoritative root will point to the top-level domain zone servers designated by it. If ICANN does not do this, our business could be harmed.

         Our web presence services and registry services businesses also could be harmed if a significant number of Internet service providers decided not to route Internet communications to or from domain names registered by us or if a significant number of Internet service providers decided to provide routing to a set of domain name servers that did not point to our domain name zone servers.

Our signaling and network services reliance on third party communications infrastructure, hardware and software exposes us to a variety of risks we cannot control.

         Our signaling and network services success will depend on our network infrastructure, including the capacity leased from telecommunications suppliers. In particular, we rely on AT&T, WorldCom, Sprint and other telecommunications providers for leased long-haul and local loop transmission capacity. These companies provide the dedicated links that connect our network components to each other and to our customers. Our business also depends upon the capacity, reliability and security of the infrastructure owned by third parties that is used to connect telephone calls. Specifically, we currently lease capacity from regional partners on seven of the fourteen mated pairs of SS7 signal transfer points that comprise our network. We have no control over the operation, quality or maintenance of a significant portion of that infrastructure and whether or not those third parties will upgrade or improve their equipment. We depend on these companies to maintain the operational integrity of our connections. If one or more of these companies is unable or unwilling to supply or expand its levels of service to us in the future, our operations could be severely interrupted. In addition, rapid changes in the telecommunications industry have led to the merging of many companies. These mergers may cause the availability, pricing and quality of the services we use to vary and could cause the length of time it takes to deliver the services that we use to increase significantly. We rely on links, equipment and software provided to us from our vendors, the most important of which are gateway equipment and software from Tekelec and Agilent Technologies, Inc. We cannot assure you that we will be able to continue to purchase equipment from these vendors on acceptable terms, if at all. If we are unable to maintain current purchasing terms or ensure product availability with these vendors, we may lose customers and experience an increase in costs in seeking alternative suppliers of products and services.

We must establish and maintain strategic and other relationships.

         One of our significant business strategies has been to enter into strategic or other similar collaborative relationships in order to reach a larger customer base than we could reach through our direct sales and marketing efforts. We may need to enter into additional relationships to execute our business plan. We may not be able to enter into additional, or maintain our existing, strategic relationships on commercially reasonable terms. If we fail to enter into additional relationships, we would have to devote substantially more resources to the distribution, sale and marketing of our Internet infrastructure services, telecommunications-related services and web presence services than we would otherwise.

         Our success in obtaining results from these relationships will depend both on the ultimate success of the other parties to these relationships, particularly in the use and promotion of IP networks for trusted and secure electronic commerce and communications, and on the ability of these parties to market our Internet infrastructure services successfully.

         Furthermore, our ability to achieve future growth will also depend on our ability to continue to establish direct seller channels and to develop multiple distribution channels, particularly with respect to our web presence services business. To do this we must maintain relationships with Internet access providers and other third parties. Failure of one or more of our strategic relationships to result in the development and maintenance of a market for our Internet infrastructure services or web presence services could harm our business. Many of our existing relationships do not, and any future relationships may not, afford us any exclusive marketing or distribution rights. In addition, the other parties may not view their relationships with us as significant for their own businesses. Therefore, they could reduce their commitment to us at any time in the future. These parties could also pursue alternative technologies or develop alternative products and services either on their own or in collaboration with others, including our competitors. If we are unable to maintain our relationships or to enter into additional relationships, this could harm our business.

Some of our Internet trust services have lengthy sales and implementation cycles.

         We market many of our Internet infrastructure services directly to large companies and government agencies. The sale and implementation of our services to these entities typically involves a lengthy education process and a significant technical evaluation and commitment of capital and other resources. This process is also subject to the risk of delays associated with customers' internal budgeting and other procedures for approving large capital expenditures, deploying new technologies within their networks and testing and accepting new technologies that affect key operations. As a result, the sales and implementation cycles associated with certain of our Internet trust services can be lengthy, potentially lasting from three to six months. Our quarterly and annual operating results could be materially harmed if orders forecasted for a specific customer for a particular quarter are not realized.

Undetected or unknown defects in our services could harm our business and future operating results.

         Services as complex as those we offer or develop frequently contain undetected defects or errors. Despite testing, defects or errors may occur in our existing or new services, which could result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, diversion of development resources, injury to our reputation, tort or warranty claims, increased insurance costs or increased service and warranty costs, any of which could harm our business. Furthermore, we often provide implementation, customization, consulting and other technical services in connection with the implementation and ongoing maintenance of our services, which typically involves working with sophisticated software, computing and communications systems. Our failure or inability to meet customer expectations in a timely manner could also result in loss of or delay in revenues, loss of market share, failure to achieve market acceptance, injury to our reputation and increased costs.

Our Internet infrastructure services rely on public key cryptography technology which may compromise our system's security.

         Our Internet infrastructure services depend on public key cryptography technology. With public key cryptography technology, a user is given a public key and a private key, both of which are required to perform encryption and decryption operations. The security afforded by this technology depends on the integrity of a user's private key and that it is not lost, stolen or otherwise compromised. The integrity of private keys also depends in part on the application of specific mathematical principles known as "factoring." This integrity is predicated on the assumption that the factoring of large numbers into their prime number components is difficult. Should an easy factoring method be developed, the security of encryption products utilizing public key cryptography technology would be reduced or eliminated. Furthermore, any significant advance in techniques for attacking cryptographic systems could also render some or all of our existing Internet trust services obsolete or unmarketable. If improved techniques for attacking cryptographic systems were ever developed, we would likely have to reissue digital certificates to some or all of our customers, which could damage our reputation and brand or otherwise harm our business. In the past there have been public announcements of the successful attack upon cryptographic keys of certain kinds and lengths and of the potential misappropriation of private keys and other activation data. This type of publicity could also hurt the public perception as to the safety of the public key cryptography technology included in our digital certificates. This negative public perception could harm our business.

The expansion of our international operations subjects our business to additional economic risks which could have an adverse impact on our revenue and business.

         Revenues from international subsidiaries and affiliates accounted for approximately 15% of our revenues in the third quarter of 2001 and approximately 13% of our revenues in the first nine months of 2001. We intend to expand our international operations and international sales and marketing activities. For example, with our acquisition of THAWTE we have additional operations in South Africa and with our acquisition of Network Solutions, we have additional operations in Asia and Europe. Expansion into these markets has required and will continue to require significant management attention and resources. We may also need to tailor our Internet infrastructure trust services and web presence services for a particular market and to enter into international distribution and operating relationships. We have limited experience in localizing our services and in developing international distribution or operating relationships. We may not succeed in expanding our services into international markets. Failure to do so could harm our business. In addition, there are risks inherent in doing business on an international basis, including, among others:

     . competition with foreign companies or other domestic companies entering the foreign markets in which we operate;

     .   regulatory requirements;

     .   legal uncertainty regarding liability and compliance with foreign laws;

     . export and import restrictions on cryptographic technology and products incorporating that technology;

     .   tariffs and other trade barriers and restrictions;

     .   difficulties in staffing and managing foreign operations;

     .   longer sales and payment cycles;

     .   problems in collecting accounts receivable;

     . currency fluctuations, as all of our international revenues from VeriSign Japan, K.K. and THAWTE (South Africa) are not denominated in U.S. dollars;

     .   difficulty of authenticating customer information;

     .   political instability;

     . failure of foreign laws to protect our U.S. proprietary rights adequately;

     .   more stringent privacy policies in foreign countries;

     . additional vulnerability from terrorist groups targeting American interests abroad;

     .   seasonal reductions in business activity; and

 .        potentially adverse tax consequences.

     We have licensed to our affiliates the VeriSign Processing Center platform, which is designed to replicate our own secure data centers and allows the affiliate to offer back-end processing of Internet infrastructure services. The VeriSign Processing Center platform provides an affiliate with the knowledge and technology to offer Internet infrastructure services similar to those offered by us. It is critical to our business strategy that the facilities and infrastructure used in issuing and marketing digital certificates remain secure and we are perceived by the marketplace to be secure. Although we provide the affiliate with training in security and trust practices, network management and customer service and support, these practices are performed by the affiliate and are outside of our control.

     Any failure of an affiliate to maintain the privacy of confidential customer information could result in negative publicity and therefore adversely affect the market's perception of the security of our services as well as the security of electronic commerce and communication over IP networks generally.

Our Internet infrastructure services and our signaling and network services customers could be affected by government regulation.

     Exports of software products utilizing encryption technology are generally restricted by the United States and various non-United States governments. Although we have obtained approval to export our Global Server digital certificate service, and none of our other Internet infrastructure services are currently subject to export controls under United States law, the list of products and countries for which export approval is required could be revised in the future to include more digital certificate products and related services. It is possible that the terrorist acts of September 11, 2001 will increase the scrutiny of, and further government restrictions on, exportation of software products utilizing encryption technology. If we do not obtain required approvals, we may not be able to sell specific Internet infrastructure services in international markets. There are currently no federal laws or regulations that specifically control certificate authorities, but a limited number of states have enacted legislation or regulations with respect to certificate authorities. If our market for digital certificates grows, the United States federal or state or non-United States governments may choose to enact further regulations governing certificate authorities or other providers of digital certificate products and related services. These regulations or the costs of complying with these regulations could harm our business.

     In addition, one service provided by Illuminet's NTC subsidiary is currently subject to Federal Communications Commission regulation, and the business of its customers is subject to regulation that indirectly affects its business. The U.S. telecommunications industry has been subject to continuing deregulation since 1984, when AT&T was required to divest ownership of the Bell telephone system. We cannot predict when, or upon what terms and conditions, further regulation or deregulation might occur or the effect of regulation or deregulation on our business. Several services that we offer may be indirectly affected by regulations imposed upon potential users of those services, which may increase our costs of operations. In addition, future services we may provide could be subject to direct regulation.

We rely on our intellectual property, and any failure by us to protect, or any misappropriation of, our intellectual property could harm our business.

     Our success depends on our internally developed technologies and other intellectual property. Despite our precautions, it may be possible for a third party to copy or otherwise obtain and use our trade secrets or other forms of our intellectual property without authorization. In addition, it is possible that others may independently develop substantially equivalent intellectual property. If we do not effectively protect our intellectual property, our business could suffer. In the future, we may have to resort to litigation to enforce our intellectual property rights, to protect our trade secrets or to determine the validity and scope of the proprietary rights of others. This type of litigation, regardless of its outcome, could result in substantial costs and diversion of management and technical resources.

     We also license third-party technology, such as public key cryptography technology licensed from RSA and other technology that is used in our products, to perform key functions. These third-party technology licenses may not continue to be available to us on commercially reasonable terms or at all. Our business could suffer if we lost the rights to use these technologies. A third party could claim that the licensed software infringes a patent or other proprietary right. Litigation between the licensor and a third party or between us and a third party could lead to royalty obligations for which we are not indemnified or for which indemnification is insufficient, or we may not be able to obtain any additional license on commercially reasonable terms or at all. The loss of, or our inability to obtain or maintain, any of these technology licenses could delay the introduction of our Internet infrastructure services until equivalent technology, if available, is identified, licensed and integrated. This could harm our business.

Our services employ technology that may infringe the proprietary rights of others, and we may be liable for significant damages as a result.

     Infringement or other claims could be made against us in the future. Any claims, with or without merit, could be time-consuming, result in costly litigation and diversion of technical and management personnel, cause delays or require us to develop non-infringing technology or enter into royalty or licensing agreements. Royalty or licensing agreements, if required, may not be available on acceptable terms or at all. If a successful claim of infringement were made against us and it could not develop non-infringing technology or license the infringed or similar technology on a timely and cost-effective basis, our business could be harmed.

     In addition, legal standards relating to the validity, enforceability, and scope of protection of intellectual property rights in Internet-related businesses are uncertain and still evolving. Because of the growth of the Internet and Internet-related businesses, patent applications are continuously and simultaneously being filed in connection with Internet-related technology. There are a significant number of U.S. and foreign patents and patent applications in our areas of interest, and we believe that there has been, and is likely to continue to be, significant litigation in the industry regarding patent and other intellectual property rights. For example, we recently had a complaint filed against us alleging patent infringement.

We have anti-takeover protections that may delay or prevent a change in control that could benefit our stockholders.

     Our amended and restated certificate of incorporation and bylaws, contain provisions that could make it more difficult for a third party to acquire us without the consent of our board of directors. These provisions include:

     . our stockholders may take action only at a meeting and not by written consent;

     . our board must be given advance notice regarding stockholder-sponsored proposals for consideration at annual meetings and for stockholder nominations for the election of directors;

     . we have a classified board of directors, with the board being divided into three classes that serve staggered three-year terms;

     . vacancies on our board may be filled until the next annual meeting of stockholders only by majority vote of the directors then in office; and

     . special meetings of our stockholders may be called only by the chairman of the board, the president or the board, not by our stockholders.

     While we believe these provisions provide for an opportunity to receive a higher bid by requiring potential acquirors to negotiate with our board of directors, these provisions may apply even if the offer may be considered beneficial by some stockholders.

                           FORWARD-LOOKING STATEMENTS

         This prospectus, including the documents that are and will be incorporated by reference into this prospectus, contains forward-looking statements within the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to our plans, expectations, estimates and beliefs. Words such as "anticipates," "expects," "intends," "plans," "believes," "seeks," "estimates" and similar expressions identify forward-looking statements. These forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties that could cause actual results to differ materially from the results contemplated by the forward-looking statements. The important factors that could cause our results to differ include those discussed under the section entitled "Risk Factors", as well as the section entitled "Factors That May Affect Future Results of Operations" in item 2 of our Form 10-Q for the quarterly period ended September 30, 2001 and similar sections in the other documents incorporated into this prospectus by reference. We encourage you to read these sections carefully. We may not update information in this prospectus or incorporated by reference into this prospectus if any forward-looking statement later turns out to be inaccurate.

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the shares of our common stock by the selling shareholders.

                              SELLING SHAREHOLDERS

         Each of the selling shareholders was a shareholder of LiveWire Corporation, parent company of H.O. Systems, Inc. ("LiveWire"). On January __, 2002, ___________________________ our wholly owned subsidiary ("Merger Sub"), merged with and into LiveWire under the terms of an Agreement and Plan of Merger dated December 22, 2001 (the "Merger"). In connection with the Merger, shares of capital stock of LiveWire owned by the selling shareholders were converted, into shares of our common stock, and LiveWire became our wholly owned subsidiary. The selling shareholders received, in the aggregate, _____________ shares of common stock in the Merger, all of which may be offered for resale from time to time by the selling shareholders pursuant to the registration statement of which this prospectus is a part.

         The table below sets forth the beneficial ownership of our common stock by the selling shareholders as of January __, 2002. As of January __, 2002, _________________ shares of our common stock were outstanding. In compliance with the SEC rules, for purposes of calculating the percentage of common stock outstanding, any securities not outstanding which are subject to options, warrants or conversion privileges are deemed outstanding for the purposes of computing the percentage of outstanding securities owned by the selling shareholders. Beneficial ownership includes shares of outstanding common stock and shares of common stock that a person has the right to acquire within 60 days from January __, 2002. Unless otherwise indicated, the selling shareholders have the sole power to direct the voting and investment over the shares owned by them.

         The number of shares that may be actually sold by any selling shareholder will be determined by the selling shareholder. Because the selling shareholders may sell all, some or none of the shares of common stock which they hold, no estimate can be given as to the number of shares of common stock that will be held by the selling shareholders upon termination of the offering.

                                                  Total Common
                                                  Stock Owned          Number of Shares of
                                                  Before the           Common Stock to be          Common Stock Owned After
Name                                              Offering /(1)/            Offered                     Offering /(1)/
-------------------------------------------    -------------------    ----------------------    -------------------------------
                                                                                                     Number          Percent
                                                                                                     ------          -------













                                     TOTAL

-------------------------------------------------------------------------------------------------------------------------------
-----------------------

                              PLAN OF DISTRIBUTION

     We are registering for resale the shares on behalf of the selling shareholders. The selling shareholders, as used in this prospectus, includes donees, pledgees, transferees or other successors in interest who may receive shares from the selling shareholders after the date of this prospectus. The selling shareholders may offer their shares of our common stock at various times in one or more of the following transactions:

     . in ordinary broker's transactions on Nasdaq or any national securities exchange or quotation service on which our common stock may be listed or quoted at the time of sale;
     .    in the over-the-counter market;
     .    in private transactions other than in the over-the-counter market;
     . in connection with short sales of other shares of our common stock in which shares are redelivered to close out positioning;
     .    by pledge to secure debts and other obligations;
     . in connection with the writing of non-traded and exchange-traded call options, in put options, in hedge transactions and in settlement of other transactions in standardized or over-the-counter options; or
     .    in a combination of any of the above transactions.

     The selling shareholders may sell their shares at market prices prevailing at the time of sale, at prices related to the prevailing market prices, at negotiated prices or at fixed prices. The selling shareholders may sell the shares described in this prospectus directly to purchasers or to or through broker-dealers, which may act as agents or principals. If the selling shareholders use broker-dealers to sell their shares, broker-dealers will either receive discounts or commissions from the selling shareholders, or they will receive commissions from purchasers of shares for whom they acted as agents. The selling shareholders may also transfer, devise or gift these shares by other means not described in this prospectus.

     The selling shareholders also may resell all or a portion of the shares in open market transactions in reliance upon Rule 144 under the Securities Act. The shareholders must meet the criteria and conform to the requirements of that rule. The selling shareholders and the broker-dealers to or through whom sale of the shares may be made could be deemed to be underwriters within the meaning of the Securities Act, and their commissions or discounts and other compensation received in connection with the sale of the shares may be regarded as underwriters' compensation, if the SEC determines that they purchased the shares in order to resell them to the public.

     The selling shareholders have not advised us of any specific plans for the distribution of the shares covered by this prospectus. When and if we are notified by the selling shareholders that any material arrangement has been entered into with a broker-dealer or underwriter for the sale of a material portion of the shares covered by this prospectus, we will file a prospectus supplement or post-effective amendment to the registration statement with the SEC. This supplement or amendment will include the following information:

     .    the name of the participating broker-dealer(s) or underwriters;
     .    the number of shares involved;

     . the price or prices at which the shares were sold by the selling shareholder;
     . the commissions paid or discounts or concessions allowed by the selling shareholders to the broker-dealers or underwriters; and
     .    other material information.

     The selling shareholders shall have sole and absolute discretion not to accept any purchase, offer or make any sale if they deem the purchase price to be unsatisfactory at any particular time.

     The selling shareholders and any agent, broker or dealer that participates in sales of common stock offered by this prospectus may be deemed "underwriters" under the Securities Act of 1933 and any commissions or other consideration received by any agent, broker or dealer may be considered underwriting discounts or commissions under the Securities Act. Selling shareholders may agree to indemnify any agent, broker or dealer that participates in sales of common stock against liabilities arising under the Securities Act from sales of common stock.

     Because selling shareholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling shareholders will be subject to the prospectus delivery requirements of the Securities Act. We have advised the selling shareholders that the anti-manipulation rules promulgated under the Securities Exchange Act, including Regulation M, may apply to sales of the shares offered by the selling shareholders. We have agreed to pay all costs relating to the registration of the shares. Any commissions or other fees payable to broker-dealers in connection with any sale of the shares will be paid by the selling shareholders or other party selling the shares.

                                  LEGAL MATTERS

     The validity of the shares of common stock offered was passed upon for us by Piper Marbury Rudnick & Wolfe LLP.

                                     EXPERTS

     The consolidated financial statements of VeriSign, Inc. and subsidiaries appearing in our annual report on Form 10-K as of December 31, 2000 and 1999, and for each of the years in the three-year period ended December 31, 2000, have been incorporated by reference herein in reliance upon the report of KPMG LLP, independent certified public accountants and are incorporated by reference herein and upon the authority of said firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

     VeriSign is subject to the informational requirements of the Securities Exchange Act of 1934. We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference room at the SEC's principal office at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of this public reference room by calling 1-800-SEC-0330. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, any of our SEC filings may also be inspected and copied at the offices of The Nasdaq Stock Market, Inc., 9801 Washingtonian Blvd., Gaithersburg, MD 20878.

     We have filed with the SEC a registration statement on Form S-3 covering the securities offered by this prospectus. You should be aware that this prospectus does not contain all of the information contained or incorporated by reference in that registration statement and its exhibits and schedules, particular portions of which have been omitted as permitted by the SEC rules. For further information about VeriSign and our securities, we refer you to the registration statement and its exhibits and schedules. You may inspect and obtain the registration statement, including exhibits, schedules, reports and other information filed by VeriSign with the SEC, as described in the preceding paragraph. Statements contained in this prospectus concerning the contents of any document we refer you to are not necessarily complete and in each instance we refer you to the applicable document filed with the SEC for more complete information.

     The SEC allows us to incorporate by reference the information we file with them, which means that we can disclose important information to you by referring to those documents. The information incorporated by reference is considered to be part of this prospectus, and the information that we file at a later date with the SEC will automatically update and supersede this information. We incorporate by reference the documents listed below as well as any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the termination of the offering:

     . Our annual report on Form 10-K for the fiscal year ended December 31, 2000;

     . Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001;

     . Our quarterly report on Form 10-Q for the fiscal quarter ended June 30, 2001;

     . Our quarterly report on Form 10-Q for the fiscal quarter ended September 30, 2001;

     . Our current reports on Form 8-K filed June 1, September 27 and December 27, 2001; and

     . the description of our common stock which is contained in our registration statement on Form 8-A filed under the Securities Exchange Act on January 6, 1998, including any amendment or reports filed for the purpose of updating this description.

     You may request a copy of these filings, at no cost, by writing or telephoning us at the following address: VeriSign, Inc., 487 East Middlefield Road, Mountain View, California 94043, Attention: Investor Relations, (650) 961-7500.

     You should rely only upon information contained in this prospectus. We have not authorized anyone to provide you with information or to represent anything to you not contained in this prospectus. We are offering to sell, and seeking offers to buy, our securities only in jurisdictions where offers and sales are permitted.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

14. Other Expenses of Issuance and Distribution

     The following table sets forth the various expenses payable by us in connection with the sale and distribution of the securities offered in this offering. All of the amounts shown are estimated except the Securities and Exchange Commission registration fee.

               Securities and Exchange Commission
               registration fee                          $ 81,260
               Printing expenses                           10,000
               Legal fees and expenses                      5,000
               Accounting fees and expenses                 8,000
               Miscellaneous expenses                       5,000
                                                         --------

                      Total                              $109,260
                                                         --------

15. Indemnification of Officers and Directors

     Section 145 of the Delaware General Corporation Law authorizes a court to award, or a corporation's board of directors to grant, indemnity to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933.

     As permitted by the Delaware General Corporation Law, the Registrant's Third Amended and Restated Certificate of Incorporation includes a provision that eliminates the personal liability of its directors for monetary damages for breach of fiduciary duty as a director, except for liability: (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (iii) under section 174 of the Delaware General Corporation Law (regarding unlawful dividends and stock purchases); or (iv) for any transaction from which the director derived an improper personal benefit.

     As permitted by the Delaware General Corporation Law, the Registrant's Amended and Restated Bylaws provide that: (i) the Registrant is required to indemnify its directors and officers to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions;
(ii) the Registrant may indemnify its other employees and agents to the extent that it indemnifies its officers and directors, unless otherwise required by law, its Certificate of Incorporation, its Amended and Restated Bylaws, or agreement; (iii) the Registrant is required to advance expenses, as incurred, to its directors and executive officers in connection with a legal proceeding to the fullest extent permitted by the Delaware General Corporation Law, subject to certain very limited exceptions; and (iv) the rights conferred in the Amended and Restated Bylaws are not exclusive.

     The Registrant has entered into Indemnification Agreements with each of its current directors and certain of its executive officers and intends to enter into such Indemnification Agreements with each of its other executive officers to give such directors and executive officers additional contractual assurances regarding the scope of the indemnification set forth in the Registrant's Certificate of Incorporation and to provide additional procedural protections. At present, there is no pending litigation or proceeding involving a director, officer or employee of the Registrant regarding which indemnification is sought, nor is the Registrant aware of any threatened litigation that may result in claims for indemnification.

         The Registrant has obtained directors' and officers' liability insurance with a per claim and annual aggregate coverage limit of $25 million.

16. Exhibits

The following exhibits are filed or incorporated by reference, as stated below:

Exhibit No.    Description
 5.1*          Opinion of Piper Marbury Rudnick & Wolfe LLP regarding legality.
23.1           Consent of KPMG LLP
23.2           Consent of Piper Marbury Rudnick & Wolfe LLP (included in
               Exhibit 5.1).
24.1           Powers of Attorney (included in signature page).

--------
* To be filed by amendment.

17. Undertakings

     The undersigned registrant hereby undertakes:

  (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

     (i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

     (ii) to reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

     (iii) to include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

  (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (3) To remove from registration by means of a post-effective amendment any of the securities being registered hereby which remain unsold at the termination of the offering.

     The undersigned registrant hereby undertakes that, for the purpose of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Mountain View, State of California, on January 4, 2002.

                                   VERISIGN, INC.


                                   By: /s/ Stratton D. Sclavos
                                           -------------------
                                           Stratton D. Sclavos
                                           President and Chief Executive Officer


     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the date indicated. Each person whose signature appears below constitutes and appoints Stratton D. Sclavos, Dana L. Evan and James M. Ulam and each of them acting alone, his or her true and lawful attorney-in-fact and agent, each with full power of substitution, for him or her and in his or her name, place and stead in any and all capacities to execute in the name of each such person who is then an officer or director of the registrant any and all amendments (including post-effective amendments) to this registration statement and to file the same therewith with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing required or necessary could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

     In accordance with the requirements of the Securities Exchange Act of 1933, this registration statement has been signed by the following persons on behalf of the registrant and in the capacities listed on the dates indicated.

        Name                        Title                           Date
        ----                        -----                           ----

                              President, Chief                 January 4, 2002
/s/ Stratton D. Sclavos       Executive Officer and
-----------------------       Director (Principal
Stratton D. Sclavos           Executive Officer)

/s/ Dana L. Evan                       Executive Vice President of                January 4, 2002
---------------------------            of Finance and
Dana L. Evan                           Administration and Chief
                                       Financial Officer
                                       (Principal Financial
                                       Officer and Principal
                                       Accounting Officer)


/s/ James Bidzos                       Chairman of the Board                      January 4, 2002
---------------------------
James Bidzos

/s/ William Chenevich                  Director                                   January 4, 2002
---------------------------
William Chenevich

/s/ Kevin R. Compton                   Director                                   January 4, 2002
---------------------------
Kevin R. Compton

/s/ Scott G. Kriens                    Director                                   January 4, 2002
---------------------------
Scott G. Kriens

/s/ Greg Reyes                         Director                                   January 4, 2002
---------------------------
Greg Reyes

/s/ Timothy Tomlinson                  Director                                   January 4, 2002
---------------------------
Timothy Tomlinson

/s/ David Cowan                        Director                                   January 4, 2002
---------------------------
David Cowan